CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1) (2)
Medium-Term Senior Notes, Series G	$3,500,000	$450.80

(1)	Calculated in accordance with Rule 457(r) of the Securities Act.
(2)
Pursuant to Rule 457(p) under the Securities Act, the $2,558,132.45 remaining of registration fees previously paid with respect to unsold securities registered on Registration Statement File No. 333-172554, filed on March 2, 2011 by Citigroup Funding Inc., a wholly owned subsidiary of Citigroup Inc., is being carried forward, of which $450.80 is offset against the remaining portion of the registration fee due for this offering and of which $2,557,681.65 remains available for future registration fee offset.  No additional registration fee has been paid with respect to this offering.

Pricing Supplement No. 2013—CMTNG0020 to Product Supplement No. EA-02-03 dated November 13, 2013,
Underlying Supplement No. 3 dated November 13, 2013, Prospectus Supplement and Prospectus each dated November 13, 2013
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-192302
Dated December 11, 2013
Citigroup Inc. $3,500,000 Buffered Return Optimization Securities

Linked to Shares of the iShares® MSCI Emerging Markets ETF due December 18, 2015

Investment Description
The Buffered Return Optimization Securities (the “Securities”) are unsecured, unsubordinated debt obligations of Citigroup Inc. (the “Issuer”) with a return at maturity linked to the performance of shares of the iShares® MSCI Emerging Markets ETF (the “Underlying Shares” or “ETF”) from their Initial Share Price to their Final Share Price.  If the Share Return is positive, Citigroup Inc. will repay the Stated Principal Amount of the Securities at maturity and pay a return equal to two times the Share Return, up to the Maximum Gain of 19%.  If the Share Return is zero or negative but the percentage decline from the Initial Share Price to the Final Share Price is less than or equal to the 10% Buffer Amount, Citigroup Inc. will repay the Stated Principal Amount of the Securities at maturity.  However, if the Share Return is negative and the percentage decline from the Initial Share Price to the Final Share Price is greater than the 10% Buffer Amount, Citigroup Inc. will pay you less than the Stated Principal Amount at maturity, resulting in a loss on the Stated Principal Amount to investors that is equal to the percentage decline in the price of the Underlying Shares in excess of the 10% Buffer Amount. Investing in the Securities involves significant risks.  The Securities do not pay interest.  You may lose up to 90% of the Stated Principal Amount of the Securities. You will not receive dividends or other distributions paid on the Underlying Shares or the stocks held by the ETF.  Downside exposure to the Underlying Shares is buffered only if you hold the Securities to maturity.  Any payment on the Securities, including any repayment of the Stated Principal Amount at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.
Features	Key Dates
❑ Enhanced Growth Potential — At maturity, the Securities enhance any positive Share Return up to the Maximum Gain. In this case, the Issuer will repay the Stated Principal Amount of the Securities at maturity and pay a return equal to the Multiplier times the Share Return, up to the Maximum Gain of 19%. If the Share Return is negative, investors may be exposed to the decline in the Underlying Shares, subject to the Buffer Amount.
❑ Buffered Downside Exposure — If you hold the Securities to maturity and the Share Return is zero or negative but the percentage decline from the Initial Share Price to the Final Share Price is equal to or less than the 10% Buffer Amount, the Issuer will repay the Stated Principal Amount of the Securities at maturity. However, if the Share Return is negative and the percentage decline from the Initial Share Price to the Final Share Price is greater than the 10% Buffer Amount, the Issuer will pay you less than the Stated Principal Amount of the Securities at maturity, resulting in a loss on the Stated Principal Amount that is equal to the percentage decline in the Underlying Shares in excess of the Buffer Amount. You may lose up to 90% of the Stated Principal Amount per Security. Downside exposure to the Underlying Shares is buffered only if you hold the Securities to maturity. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.
	Trade Date Settlement Date1 Final Valuation Date2 Maturity Date	December 11, 2013 December 17, 2013 December 14, 2015 December 18, 2015
1          Because the Securities will not settle in T+3, investors in the Securities who wish to sell the Securities on the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.
2          See page PS-3 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES.  THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL AMOUNT OF YOUR INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE DOWNSIDE MARKET RISK OF THE UNDERLYING SHARES, SUBJECT TO THE BUFFER AMOUNT.  THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF CITIGROUP INC.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.  THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND, ACCORDINGLY, MAY HAVE LIMITED OR NO LIQUIDITY.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “SUMMARY RISK FACTORS” BEGINNING ON PAGE PS-4 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS RELATING TO THE SECURITIES” BEGINNING ON PAGE EA-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE VALUE OF, AND THE RETURN ON, YOUR SECURITIES.  YOU MAY LOSE UP TO 90% OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
We are offering Buffered Return Optimization Securities Linked to Shares of the iShares® MSCI Emerging Markets ETF. Any return at maturity will be determined by the performance of the Underlying Shares. The Securities are our unsecured, unsubordinated debt obligations and are offered for a minimum investment of 100 Securities at the issue price described below.
Underlying Shares	Initial Share Price	Multiplier	Maximum Gain	Buffer Amount	CUSIP/ ISIN
Shares of the iShares® MSCI Emerging Markets ETF (NYSE Arca symbol: “EEM”)	$41.09	2.00	19%	10%	17321F425 / US17321F4256

See “Additional Terms Specific to the Securities” in this pricing supplement.  The Securities will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per Security	$10.00	$0.20	$9.80
Total	$3,500,000.00	$70,000.00	$3,430,000.00

(1)
On the date of this pricing supplement, the estimated value of the Securities is $9.660 Security, which is less than the issue price.  The estimated value of the Securities is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate.  It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the Securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2)
CGMI, an affiliate of Citigroup Inc. and the lead agent for the sale of the Securities, is acting as principal and will receive an underwriting discount of $0.20 for each Security sold in this offering.  UBS Financial Services Inc., the agent for the sale of the Securities, acting as principal, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS Financial Services Inc., all of the Securities sold in this offering for $9.80 per Security.  UBS Financial Services Inc. proposes to offer the Securities to the public at a price of $10.00 per Security.  UBS Financial Services Inc. will receive an underwriting discount of $0.20 per Security for each Security it sells to the public.  For additional information on the distribution of the Securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Securities

The terms of the Securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, certain events may occur that could affect your payment at maturity.  These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF,” and not in this pricing supplement.  The accompanying underlying supplement contains important disclosures regarding the Underlying Shares that are not repeated in this pricing supplement.  It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the Securities.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for November 13, 2013 on the SEC website):

♦	Product Supplement No. EA-02-03 dated November 13, 2013:
http://www.sec.gov/Archives/edgar/data/831001/000095010313006626/dp41902_424b2-par.htm

♦	Underlying Supplement No. 3 dated November 13, 2013:
http://www.sec.gov/Archives/edgar/data/831001/000095010313006624/dp41866_424b2-us3.htm

♦	Prospectus Supplement and Prospectus each dated November 13, 2013:
http://www.sec.gov/Archives/edgar/data/831001/000119312513440005/d621350d424b2.htm

You may revoke your offer to purchase the Securities at any time prior to the time at which the applicable agent accepts such offer.  The applicable agent will notify you in the event of any material changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case the applicable agent may reject your offer to purchase the Securities.

References to “Citigroup Inc.,” “we,” “our” and “us” refer to Citigroup Inc. and not to any of its subsidiaries.  In this pricing supplement, “Securities” refers to the Buffered Return Optimization Securities Linked to Shares of the iShares® MSCI Emerging Markets ETF that are offered hereby, unless the context otherwise requires.  This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  The description in this pricing supplement of the particular terms of the Securities supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus.  You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your decision to invest in the Securities.

Investor Suitability

The suitability considerations identified below are not exhaustive.  Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-4 of this pricing supplement and “Risk Factors Relating to the Securities” beginning on page EA-6 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:

♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of the Stated Principal Amount.

♦    You can tolerate a loss of a substantial portion of your investment and are willing to make an investment that has similar downside market risk as an investment in the Underlying Shares or in the stocks held by the ETF, subject to the Buffer Amount at maturity.

♦    You believe that the price of the Underlying Shares will increase over the term of the Securities and are willing to give up any appreciation in excess of the Maximum Gain.

♦    You understand and accept that your potential return is limited by the Maximum Gain and you are willing to invest in the Securities based on the Maximum Gain of 19%.

♦    You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Shares.

♦    You do not seek current income from this investment and are willing to forgo dividends or any other distributions paid on the Underlying Shares or the stocks held by the ETF for the two-year term of the Securities.

♦    You seek an investment with exposure to emerging markets.

♦    You are willing and able to hold the Securities, which have a term of approximately two years, to maturity, and accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the Securities.

♦    You are willing to assume the credit risk of Citigroup Inc. for all payments under the Securities, and understand that if Citigroup Inc. defaults on its obligations you might not receive any amounts due to you, including any repayment of the Stated Principal Amount.

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of the Stated Principal Amount.

♦    You require an investment designed to guarantee a full return of the Stated Principal Amount at maturity.

♦    You cannot tolerate the loss of all or a substantial portion of your investment, and you are not willing to make an investment that has similar downside market risk as an investment in the Underlying Shares or the stocks held by the ETF, subject to the Buffer Amount at maturity.

♦    You believe that the price of the Underlying Shares will decline during the term of the Securities and the Final Share Price is likely to have declined below the Initial Share Price by a percentage that is more than the Buffer Amount, or you believe the Underlying Shares will appreciate over the term of the Securities by more than the Maximum Gain.

♦    You seek an investment that participates in the full appreciation in the price of the Underlying Shares or that has unlimited return potential, or you are unwilling to invest in the Securities based on the Maximum Gain of 19%.

♦    You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Shares.

♦    You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the Underlying Shares or the stocks held by the ETF for the two-year term of the Securities.

♦    You do not seek an investment with exposure to emerging markets.

♦    You are unwilling or unable to hold the Securities, which have a term of approximately two years, to maturity or you seek an investment for which there will be an active secondary market.

♦    You are not willing to assume the credit risk of Citigroup Inc. for all payments under the Securities, including any repayment of the Stated Principal Amount.

Final Terms
Issuer	Citigroup Inc.
Issue Price	100% of the Stated Principal Amount per Security
Stated Principal Amount	$10.00 per Security
Term	Approximately two years
Trade Date	December 11, 2013
Settlement Date
December 17, 2013. Because the Securities will not settle in T+3, investors in the Securities who wish to sell the Securities on the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Final Valuation Date1	December 14, 2015
Maturity Date	December 18, 2015
Underlying Shares	Shares of the iShares® MSCI Emerging Markets ETF (Ticker: “EEM”)
Maximum Gain	19%
Multiplier	2.00
Buffer Amount	10%
Payment at Maturity (per $10.00 Stated Principal Amount of Securities)
If the Share Return is positive, Citigroup Inc. will pay you a cash payment per Security that provides you with the Stated Principal Amount of $10.00 per Security plus a return equal to the Share Return multiplied by 2.00, subject to the Maximum Gain, calculated as follows:

$10.00 + ($10.00 x the lesser of (i) Share Return x Multiplier and (ii) Maximum Gain)

If the Share Return is zero or negative but the percentage decline from the Initial Share Price to the Final Share Price is equal to or less than the Buffer Amount, Citigroup Inc. will pay you a cash payment of $10.00 per Security.

If the Share Return is negative and the percentage decline from the Initial Share Price to the Final Share Price is greater than the Buffer Amount, Citigroup Inc. will pay you a cash payment that is less than the full Stated Principal Amount of $10.00 per Security, resulting in a loss on the Stated Principal Amount that is equal to the percentage decline in the Underlying Shares in excess of the Buffer Amount, calculated as follows:

$10.00 + [$10.00 x (Share Return + Buffer Amount)]

In this scenario, you will lose some, and possibly up to 90%, of the Stated Principal Amount of your Securities.

Share Return	Final Share Price – Initial Share Price Initial Share Price
Initial Share Price	$41.09, the closing price of the Underlying Shares on the Trade Date
Final Share Price	The closing price of the Underlying Shares on the Final Valuation Date

1
Subject to postponement as described under “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Summary Risk Factors

An investment in the Securities is significantly riskier than an investment in conventional debt securities.  The Securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the Securities, and are also subject to risks associated with the Underlying Shares.  Accordingly, the Securities are suitable only for investors who are capable of understanding the complexities and risks of the Securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the Securities and the suitability of the Securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the Securities.  You should read this summary together with the more detailed description of risks relating to an investment in the Securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

♦
You may lose up to 90% of your investment — The Securities differ from ordinary debt securities in that we will not necessarily repay the full Stated Principal Amount of your Securities at maturity.  Instead, your return on the Securities is linked to the performance of the Underlying Shares and will depend on whether, and the extent to which, the Share Return is positive or negative.  If the Final Share Price is less than the Initial Share Price by a percentage greater than the Buffer Amount, you will lose 1% of the Stated Principal Amount of the Securities for every 1% by which the decline exceeds the 10% Buffer Amount.  Accordingly, you may lose up to 90% of the Stated Principal Amount of the Securities.

♦
The Securities do not pay interest — Unlike conventional debt securities, the Securities do not pay interest or any other amounts prior to maturity. You should not invest in the Securities if you seek current income during the term of the Securities.

♦
The appreciation potential of the Securities is limited by the Maximum Gain — Your potential total return on the Securities at maturity is limited by the Maximum Gain. As a result, the return on an investment in the Securities may be less than the return on a hypothetical direct investment in the Underlying Shares. In addition, the Maximum Gain reduces the effect of the Multiplier for all Final Share Prices exceeding the Final Share Price at which, by multiplying the corresponding Share Return by the Multiplier, the Maximum Gain is reached.

♦
The Multiplier Only Applies if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Multiplier and the return you realize may be less than two times the ETF’s return even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier and receive the Maximum Gain on the Securities from the Issuer only if you hold the Securities to maturity.

♦
Downside exposure to the Underlying Shares is buffered only if you hold the Securities to maturity — If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the Underlying Shares have not declined by more than the Buffer Amount. You should be willing to hold your Securities to maturity. The buffered downside exposure provided at maturity is subject to the credit risk of Citigroup Inc. and is not, either directly or indirectly, an obligation of any third party.

♦
You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the Underlying Shares — As of December 11, 2013, the trailing 12-month dividend yield of the Underlying Shares was 1.87%.  While it is impossible to know the future dividend yield of the Underlying Shares, if this trailing 12-month dividend yield were to remain constant for the term of the Securities, you would be forgoing an aggregate yield of approximately 3.74% (assuming no reinvestment of dividends) by investing in the Securities instead of investing directly in the Underlying Shares or in another investment linked to the Underlying Shares that provides for a passthrough of dividends.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the Securities.

♦
Your payment at maturity depends on the closing price of the Underlying Shares on a single day — Because your payment at maturity depends on the closing price of the Underlying Shares solely on the Final Valuation Date, you are subject to the risk that the closing price of the Underlying Shares on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the Securities.  If you had invested in another instrument linked to the Underlying Shares that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the Underlying Shares, you might have achieved better returns.

♦
The Securities are subject to the credit risk of Citigroup Inc. — Any payment on the Securities will be made by Citigroup Inc. and therefore is subject to the credit risk of Citigroup Inc.  If we default on our obligations under the Securities, you may not receive any payments that become due under the Securities.  As a result, the value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness.  Any decline, or anticipated decline, in our credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the Securities.

♦
The Securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity — The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities.  CGMI currently intends to make a secondary market in relation to the Securities and to provide an indicative bid price for the Securities on a daily basis. Any indicative bid price for the Securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the Securities can be sold at that price, or at all.  CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the Securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your Securities prior to maturity.  Accordingly, an investor must be prepared to hold the Securities until maturity.

♦
The estimated value of the Securities on the Trade Date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the Securities that are included in the issue price.  These costs include (i) the selling concessions paid in connection with the offering of the Securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the Securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the Securities.  These costs adversely affect the economic terms of the Securities because, if they were lower, the economic terms of the Securities would be more favorable to you.  The economic terms of the Securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the Securities.  See “The estimated value of the Securities would be lower if it were calculated based on our secondary market rate” below.

♦
The estimated value of the Securities was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models.  In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the Underlying Shares, dividend yields on the Underlying Shares and the stocks held by the ETF and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours.  Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the Securities.  Moreover, the estimated value of the Securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the Securities for other purposes, including for accounting purposes.  You should not invest in the Securities because of the estimated value of the Securities. Instead, you should be willing to hold the Securities to maturity irrespective of the initial estimated value.

♦
The estimated value of the Securities would be lower if it were calculated based on our secondary market rate — The estimated value of the Securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the Securities.  Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate.  If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower.  We determine our internal funding rate based on factors such as the costs associated with the Securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences.  Our internal funding rate is not an interest rate that we will pay to investors in the Securities, which do not bear interest.

♦
The estimated value of the Securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the Securities from you in the secondary market — Any such secondary market price will fluctuate over the term of the Securities based on the market and other factors described in the next risk factor.  Moreover, unlike the estimated value included in this pricing supplement, any value of the Securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the Securities than if our internal funding rate were used.  In addition, any secondary market price for the Securities will be reduced by a bid-ask spread, which may vary depending on the aggregate Stated Principal Amount of the Securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions.  As a result, it is likely that any secondary market price for the Securities will be less than the issue price.

♦
The value of the Securities prior to maturity will fluctuate based on many unpredictable factors — The value of your Securities prior to maturity will fluctuate based on the price and volatility of the Underlying Shares and a number of other factors, including the price and volatility of the stocks held by the ETF, the dividend yields on the Underlying Shares and the stocks held by the ETF, the exchange rate and the volatility of the exchange rate between the U.S. dollar and each of the currencies in which the stocks held by the ETF trade, the correlation between those rates and the price of the Underlying Shares, interest rates in the United States and in each of the markets of the stocks held by the ETF, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your Securities at any time prior to maturity may be significantly less than the issue price. The stated payout from the Issuer, including the potential application of the Multiplier and the Buffer Amount, only applies if you hold the Securities to maturity.

♦
Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  See “Valuation of the Securities” in this pricing supplement.

♦
Our offering of the Securities is not a recommendation of the Underlying Shares — The fact that we are offering the Securities does not mean that we believe that investing in an instrument linked to the Underlying Shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the Underlying Shares or the stocks held by the ETF or in instruments related to the Underlying Shares or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the Underlying Shares. These and other activities of our affiliates may affect the price of the Underlying Shares in a way that has a negative impact on your interests as a holder of the Securities.

♦
Our affiliates, or UBS Financial Services Inc. or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities — Any such research, opinions or recommendations could affect the closing price of the Underlying Shares and the value of the Securities.  Our affiliates, and UBS Financial Services Inc. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities.  Any research, opinions or recommendations expressed by our affiliates or by UBS Financial Services Inc. or its affiliates may not be consistent with each other and may be modified from time to time without notice.  These and other activities of our affiliates or UBS Financial Services Inc. or its affiliates may adversely affect the closing price of the Underlying Shares and may have a negative impact on your interests as a holder of the Securities.  Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Shares to which the Securities are linked.

♦
Trading and other transactions by our affiliates, or by UBS Financial Services Inc. or its affiliates, in the equity and equity derivative markets may impair the value of the Securities — We have hedged our exposure under the Securities through CGMI or other of our affiliates, who likely enter into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the Underlying Shares or the stocks held by the ETF and other financial instruments related to the Underlying Shares or such stocks.  It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines.  Our affiliates and UBS Financial Services Inc. and its affiliates may also engage in trading in instruments linked to the Underlying Shares on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions.  Such trading and hedging activities may affect the closing price of the Underlying Shares and reduce the return on your investment in the Securities.  Our affiliates or UBS Financial Services Inc. or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying Shares.  By introducing competing products into the marketplace in this manner, our affiliates or UBS Financial Services Inc. or its affiliates could adversely affect the value of the Securities.  Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the Securities.

♦
Our affiliates, or UBS Financial Services Inc. or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS Financial Services Inc. or its affiliates may currently or from time to time engage in business with the Underlying Share Issuer or the issuers of the stocks held by the ETF, including extending loans to, making equity investments in or providing advisory services to such issuers.  In the course of this business, our affiliates or UBS Financial Services Inc. or its affiliates may acquire non-public information about those issuers, which they will not disclose to you.  Moreover, if any of our affiliates or UBS Financial Services Inc. or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦
Even if the Underlying Share Issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the Securities for that dividend unless it meets the criteria specified in the accompanying product supplement — In general, an adjustment will not be made under the terms of the Securities for any cash dividend paid on the Underlying Shares unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing price of the Underlying Shares on the date of declaration of the dividend.  Any dividend will reduce the closing price of the Underlying Shares by the amount of the dividend per share.  If the Underlying Share Issuer pays any dividend for which an adjustment is not made under the terms of the Securities, holders of the Securities will be adversely affected.  See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

♦
The Securities may become linked to shares of an issuer other than the original Underlying Share Issuer upon the occurrence of a reorganization event or upon the delisting of the Underlying Shares — For example, if the Underlying Share Issuer enters into a merger agreement that provides for holders of the Underlying Shares to receive shares of another entity, the shares of such other entity will become the Underlying Shares for all purposes of the Securities upon consummation of the merger.  Additionally, if the Underlying Shares are delisted or the ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the Underlying Shares.  See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

♦
An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the Underlying Shares — For example, an adjustment will not be made for ordinary dividends or extraordinary dividends that do not meet the criteria described above.  Moreover, the adjustments that are made may not fully offset the dilutive or adverse effect of the particular event.  Investors in the Securities may be adversely affected by such an event in a circumstance in which a direct holder of the Underlying Shares would not.

♦
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the Securities — If certain events occur, such as market disruption events, events with respect to the Underlying Share Issuer that may require a dilution adjustment or the delisting of the Underlying Shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the Securities.

♦
The price of the Underlying Shares may not completely track the performance of the index underlying the ETF — The price of the Underlying Shares will reflect transaction costs and fees of the Underlying Share Issuer that are not included in the calculation of the index underlying the ETF. In addition, the Underlying Share Issuer may not hold all of the shares included in, and may hold Securities and derivative instruments that are not included in, the index underlying the ETF.

♦
Changes made by the investment adviser to the Underlying Share Issuer or by the sponsor of the index underlying the ETF may adversely affect the Underlying Shares — We are not affiliated with the investment adviser to the Underlying Share Issuer or with the sponsor of the index underlying the ETF. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the Underlying Share Issuer or the index underlying the ETF. Such changes could be made at any time and could adversely affect the performance of the Underlying Shares.

♦
Investing in the Securities exposes investors to risks associated with emerging markets equity securities — The stocks composing the index underlying the ETF and that are generally tracked by the Underlying Shares have been issued by companies in various emerging markets. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Countries with emerging markets may have relatively unstable governments, present the risks of nationalization of businesses, have restrictions on foreign ownership and prohibitions on the repatriation of assets and have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, be highly vulnerable to changes in local or global trade conditions and suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦
Fluctuations in exchange rates will affect the price of the ETF — Because the ETF invests in stocks that are traded in non-U.S. currencies, while the net asset value of the ETF is based on the U.S. dollar value of those stocks, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which those stocks trade.  If the U.S. dollar generally strengthens against the currencies in which those stocks trade, the price of the ETF will be adversely affected for that reason alone and the payment at maturity on the Securities may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region.  An investor's net exposure will depend on the extent to which the currencies of the applicable countries strengthen or weaken against the U.S. dollar and the relative weight of each currency.  Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and the United States and other countries important to international trade and finance.

♦
The U.S. federal tax consequences of an investment in the Securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the Securities, the tax consequences of the ownership and disposition of the Securities might be materially and adversely affected.  Even if the treatment of the Securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with consequences described below under “United States Federal Tax Considerations.” In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the Initial Share Price to the Final Share Price.  The diagram below is based on the Maximum Gain of 19%.

Investors in the Securities will not receive any dividends on the Underlying Shares or the stocks held by the ETF. The diagram and examples below do not show any effect of lost dividend yield over the term of the Securities. See “Summary Risk Factors—You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the Underlying Shares” above.

The following table and hypothetical examples below illustrate the Payment at Maturity per $10.00 Stated Principal Amount of Securities for a hypothetical range of performances for the Underlying Shares from -100.00% to +100.00% and are based on the actual terms of the Securities as listed on the cover page of this Pricing Supplement.  The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities.  The actual Payment at Maturity will be determined based on the Final Share Price on the Final Valuation Date.  You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table and in the examples below have been rounded for ease of analysis.

Final Share Price	Share Return (%)	Payment at Maturity ($)	Total Return on Securities at Maturity (%)
$82.18	100.00%	$11.90	19.00%
$78.07	90.00%	$11.90	19.00%
$73.96	80.00%	$11.90	19.00%
$69.85	70.00%	$11.90	19.00%
$65.74	60.00%	$11.90	19.00%
$61.64	50.00%	$11.90	19.00%
$57.53	40.00%	$11.90	19.00%
$53.42	30.00%	$11.90	19.00%
$49.31	20.00%	$11.90	19.00%
$45.20	10.00%	$11.90	19.00%
$44.99	9.50%	$11.90	19.00%
$43.14	5.00%	$11.00	10.00%
$41.09	0.00%	$10.00	0.00%
$39.04	-5.00%	$10.00	0.00%
$36.98	-10.00%	$10.00	0.00%
$32.87	-20.00%	$9.00	-10.00%
$28.76	-30.00%	$8.00	-20.00%
$24.65	-40.00%	$7.00	-30.00%
$20.55	-50.00%	$6.00	-40.00%
$16.44	-60.00%	$5.00	-50.00%
$12.33	-70.00%	$4.00	-60.00%
$8.22	-80.00%	$3.00	-70.00%
$4.11	-90.00%	$2.00	-80.00%
$0.00	-100.00%	$1.00	-90.00%

Example 1 — The Final Share Price of $57.53 is greater than the Initial Share Price of $41.09, resulting in a Share Return of 40.00%. Because two times the Share Return of 40.00% is greater than the Maximum Gain of 19.00%, Citigroup Inc. would pay you the Stated Principal Amount plus a return equal to the Maximum Gain of 19.00%, resulting in a Payment at Maturity of $11.90 per $10.00 Stated Principal Amount of Securities (a total return at maturity of 19.00%), calculated as follows:

$10.00 + ($10.00 × the lesser of (i) Share Return × Multiplier and (ii) Maximum Gain)
$10.00 + ($10.00 × the lesser of (i) 40.00% × 2.00 and (ii) 19.00%)
$10.00 + ($10.00 × 19.00%)
$10.00 + $1.90 = $11.90

In this example, an investment in the Securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the Underlying Shares.

Example 2 — The Final Share Price of $43.14 is greater than the Initial Share Price of $41.09, resulting in a Share Return of 5.00%. Because two times the Share Return of 5.00% is less than the Maximum Gain of 19.00%, Citigroup Inc. would pay you the Stated Principal Amount plus a return equal to 10.00%, resulting in a Payment at Maturity of $11.00 per $10.00 Stated Principal Amount of Securities (a total return at maturity of 10.00%), calculated as follows:

$10.00 + ($10.00 × the lesser of (i) Share Return × Multiplier and (ii) Maximum Gain)
$10.00 + ($10.00 × the lesser of (i) 5.00% × 2.00 and (ii) 19.00%)
$10.00 + ($10.00 × 10.00%)
$10.00 + $1.00 = $11.00

Example 3 — The Final Share Price of $39.04 is less than the Initial Share Price of $41.09, resulting in a Share Return of –5.00%.  Because the Share Return of –5.00% is negative, but the percentage decline from the Initial Share Price to the Final Share Price is not more than the 10% Buffer Amount, Citigroup Inc. would pay you a Payment at Maturity of $10.00 per $10.00 Stated Principal Amount of Securities (a total return at maturity of 0.00%).

Example 4 — The Final Share Price of $20.55 is less than the Initial Share Price of $41.09, resulting in a Share Return of –50.00%. Because the Share Return of –50.00% is negative and the percentage decline from the Initial Share Price to the Final Share Price is greater than the 10% Buffer Amount, Citigroup Inc. would pay you less than the full Stated Principal Amount at maturity, resulting in a loss of 1% of the Stated Principal Amount for every 1% by which the decline exceeds the Buffer Amount.  In this example, you would receive a Payment at Maturity of $6.00 per $10.00 Stated Principal Amount of Securities (a total return at maturity of –40.00%), calculated as follows:

$10.00 + [$10.00 × (Share Return + Buffer Amount)]
$10.00 + [$10.00 × (–50.00% + 10%)]
$10.00 + [$10.00 × (–40%)] = $6.00

If the Share Return is negative and the percentage decline from the Initial Share Price to the Final Share Price is greater than the 10% Buffer Amount, you will lose some, and possibly up to 90%, of the Stated Principal Amount of your Securities.

The iShares® MSCI Emerging Markets ETF

The iShares® MSCI Emerging Markets ETF (the “ETF” or the “Underlying Share Issuer”) is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index.  However, for purposes of the Securities, the performance of the ETF will reflect only its price performance, as any dividends paid on the Underlying Shares will not be factored into a determination of the closing price of the ETF.  The MSCI Emerging Markets Index was developed by MSCI Inc. as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

The ETF is an investment portfolio managed by iShares® Inc.  BlackRock Fund Advisors is the investment adviser to the ETF.  iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the Underlying Share Issuer.  Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  The Underlying Shares trade on the NYSE Arca under the ticker symbol “EEM.”

Please refer to the sections “Risk Factors” and “Fund Descriptions—iShares® MSCI Emerging Markets ETF” in the accompanying underlying supplement for important disclosures regarding the Underlying Shares, including certain risks that are associated with an investment linked to the Underlying Shares.

This pricing supplement relates only to the Securities offered hereby and does not relate to the Underlying Shares or other securities of the ETF or any of the stocks included in the MSCI Emerging Markets Index.  We have derived all disclosures contained in this pricing supplement regarding the Underlying Shares from publicly available documents.  In connection with the offering of the Securities, neither Citigroup Inc. nor CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the Underlying Shares or the issuer of any of the stocks included in the MSCI Emerging Markets Index.

The Securities represent obligations of Citigroup Inc. only. The Underlying Share Issuer is not involved in any way in this offering and has no obligation relating to the Securities or to holders of the Securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the Underlying Shares.

The graph below illustrates the performance of the Underlying Shares from January 2, 2008 to December 11, 2013.  The closing price of the Underlying Shares on December 11, 2013 was $41.09.  We obtained the closing prices of the Underlying Shares from Bloomberg, and we have not participated in the preparation of or verified such information.  The historical closing prices of the Underlying Shares should not be taken as an indication of future performance and no assurance can be given as to the Final Share Price or any future closing price of the Underlying Shares. We cannot give you assurance that the performance of the Underlying Shares will result in a positive return on your initial investment and you could lose up to 90% of the Stated Principal Amount at maturity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
1/1/2008	3/31/2008	$50.37	$42.17	$0.64893
4/1/2008	6/30/2008	$51.70	$44.43	$0.51726
7/1/2008	9/30/2008	$44.43	$31.33	$0.00000
10/1/2008	12/31/2008	$33.90	$18.22	$0.34042
1/1/2009	3/31/2009	$27.09	$19.94	$0.00000
4/1/2009	6/30/2009	$34.64	$25.65	$0.24728
7/1/2009	9/30/2009	$39.29	$30.75	$0.00000
10/1/2009	12/31/2009	$42.07	$37.56	$0.32289
1/1/2010	3/31/2010	$43.22	$36.83	$0.01201
4/1/2010	6/30/2010	$43.98	$36.16	$0.26160
7/1/2010	9/30/2010	$44.77	$37.59	$0.00000
10/1/2010	12/31/2010	$48.58	$44.77	$0.35942
1/1/2011	3/31/2011	$48.69	$44.63	$0.02512
4/1/2011	6/30/2011	$50.21	$45.50	$0.46092
7/1/2011	9/30/2011	$48.46	$34.95	$0.00000
10/1/2011	12/31/2011	$42.80	$34.36	$0.34696
1/1/2012	3/31/2012	$44.76	$38.23	$0.00000
4/1/2012	6/30/2012	$43.54	$36.68	$0.46836
7/1/2012	9/30/2012	$42.37	$37.42	$0.00000
10/1/2012	12/31/2012	$44.35	$40.14	$0.26233
1/1/2013	3/31/2013	$45.20	$41.80	$0.01423
4/1/2013	6/30/2013	$44.23	$36.63	$0.00000
7/1/2013	9/30/2013	$43.29	$37.34	$0.49260
10/1/2013	12/11/2013*	$43.66	$40.72	$0.00000
* As of the date of this pricing supplement, available information for the fourth calendar quarter of 2013 includes data for the period from October 1, 2013 through December 11, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

United States Federal Tax Considerations
You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing the Securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the Securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange.

•
Upon a sale or exchange of the Securities, or retirement of the Securities at maturity, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the Securities.  Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), any gain or loss recognized upon a sale, exchange or retirement of the Securities should be long-term capital gain or loss if you held the Securities for more than one year.

Even if the treatment of the Securities as prepaid forward contracts is respected, your purchase of Securities may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code, with respect to the Underlying Shares. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your Securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Although the matter is unclear, the “net underlying long-term capital gain” may equal the amount of long-term capital gain you would have realized if on the issue date you had purchased Underlying Shares with a value equal to the amount you paid to acquire your Securities and subsequently sold those shares for their fair market value at the time your Securities are sold, exchanged or retired (which would reflect the percentage increase, without any multiplier, in the value of the Underlying Shares over the term of the Securities).  Alternatively, the “net underlying long-term capital gain” could be calculated using a number of Underlying Shares that reflects the multiplier used to calculate the payment that you will receive on your security. Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your Securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the Securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Potential Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the Securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the Securities, provided that (i) income in respect of the Securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution
CGMI, an affiliate of Citigroup Inc. and the lead agent for the sale of the Securities, will receive an underwriting discount of $0.20 for each Security sold in this offering. UBS Financial Services Inc., acting as agent for sales of the Securities, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS Financial Services Inc., all of the Securities sold in this offering for $9.80 per Security. UBS Financial Services Inc. proposes to offer the Securities to the public at a price of $10.00 per Security.  The underwriting discount will be received by UBS Financial Services Inc. and its financial advisors collectively. If all of the Securities are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the Securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the Securities will be used to hedge our obligations under the Securities. We have hedged our obligations under the Securities through CGMI or other of our affiliates.  CGMI or such other affiliates may profit from this hedging activity even if the value of the Securities declines.  This hedging activity could affect the closing price of the Underlying Shares and, therefore, the value of and your return on the Securities.  For additional information on the ways in which our counterparties may hedge our obligations under the Securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the Securities set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the Securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the Securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the Securities (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the Securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

During a temporary adjustment period immediately following issuance of the Securities, the price at which CGMI would be willing to buy the Securities from investors, and the value that will be indicated for the Securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the Securities.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately 6.5 months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the Securities and other factors that cannot be predicted.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the Securities offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Securities will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated November 13, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on November 13, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the Securities, nor the issuance and delivery of the Securities, nor the compliance by Citigroup Inc. with the terms of the Securities, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc., (i) the terms of the Securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such Securities and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the Securities offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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